CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-205454 and 333-185303 on Form S-8 of our report dated March 30, 2017, relating to the consolidated financial statements of Summer Energy Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ LBB & Associates, Ltd., LLP

Houston, Texas

March 29, 2018